Exhibit 21.1

Name of Subsidiary	State/Country of Incorporation

Social Services Providers Captive Insurance Co.	Arizona

Ingeus Australasia Pty Ltd	Australia

Ingeus Australia Pty Ltd	Australia

Ingeus Pty Limited	Australia

Ingeus Victoria Pty Ltd	Australia

Ingeus Australia Holdings Pty Ltd (Formally Pinnacle Australia Bidco Pty Ltd)	Australia

Ingeus Australia Investments Pty Ltd (Formally Pinnacle Australia Holdco Pty Ltd)	Australia

0798576 B.C. LTD	Canada

Aboriginal Jobwave Inc.	Canada

PSC of Canada Exchange Corp.	Canada

WCG International Consultants Ltd.	Canada

Providence IT Procurement, LLC	Connecticut

Health Trans, Inc.	Delaware

Ingeus America, LLC	Delaware

LogistiCare Solutions, LLC	Delaware

Pinnacle Acquisitions LLC	Delaware

Prometheus Holdco, LLC	Delaware

Ride Plus LLC	Delaware

Ross Innovative Employment Solutions Corp.	Delaware

Provado Technologies, LLC	Florida

Red Top Transportation, Inc.	Florida

Ingeus SAS (France)	France

Ingeus GmBH (Germany)	Germany

Ingeus Co. Ltd. (Korea)	Korea

LogistiCare Solutions Independent Practice Association, LLC	New York

Ingeus LLC (Saudi Arabia)	Saudi Arabia

Ingeus Scotland Limited	Scotland

Ingeus PTE. LTD (Singapore)	Singapore

Ingeus S.L. (Spain)	Spain

Ingeus AG (Switzerland)	Switzerland

Ingeus Europe Limited	United Kingdom

Ingeus Investments Limited	United Kingdom

Ingeus UK Holdings Limited (formerly Pinnacle UK Bidco Limited)	United Kingdom

Ingeus UK Limited	United Kingdom

ITL Training Limited	United Kingdom

The Derbyshire Leicestershire Nottinghamshire & Rutland Community Rehabilitation Company Limited	United Kingdom

The Reducing Reoffending Partnership Limited	United Kingdom

The Staffordshire and West Midlands Community Rehabilitation Company Limited	United Kingdom

Zodiac Training Limited	United Kingdom

Invisage Limited	United Kingdom